Exhibit 23.1
Consent of Independent Valuation Advisor
We hereby consent to the reference to our name and the description of our role in the valuation process described in the heading “September 30, 2025 NAV per Share” and the reference to our name in the heading “Experts” being included in Supplement No. 6 (filed on October 15, 2025) related to the Registration Statement on Form S-11 (File No. 333-273163) of EQT Exeter Real Estate Income Trust, Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.
October 15, 2025